Exhibit 2.1
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
By and Among
BLACKHAWK ACQUISITION PARENT, LLC,
BLACKHAWK MERGER SUB, INC.,
and
APAC CUSTOMER SERVICES, INC.
Dated as of July 6, 2011

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2011 (this “Agreement”), is made by and among Blackhawk Acquisition Parent, LLC, a Delaware limited liability company (“Parent”), Blackhawk Merger Sub, Inc., an Illinois corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and APAC Customer Services, Inc., an Illinois corporation (the “Company”).
WITNESSETH
WHEREAS, in furtherance of the acquisition of the Company by Parent, the respective boards of directors of the Company and Acquisition Sub have unanimously approved and deemed advisable, and the board of directors of Parent, as the sole stockholder of Acquisition Sub, has unanimously approved this Agreement and the merger of Acquisition Sub with and into Company (the “Merger”), upon the terms and subject to the conditions and limitations set forth herein and in accordance with the Business Corporation Act of 1983 of the State of Illinois (the “IBCA”).
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement, each of the stockholders of the Company named therein has executed a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), in respect of shares of Common Stock beneficially owned by such stockholder or stockholders.
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty (the “Guaranty”) of the Guarantor, dated as of the date hereof, and pursuant to which, subject to the terms and conditions contained therein, the Guarantor has guaranteed all the payment obligations of Parent or Acquisition Sub pursuant to this Agreement and all liabilities and damages payable by Parent or Acquisition Sub arising under or in connection with this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A.

ARTICLE II
THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the IBCA, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub shall cease, and the Company shall continue under the name “APAC Customer Services, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Illinois.
Section 2.2 Closing. Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) will take place at 9:00 a.m., Chicago time, on a date to be specified by the parties hereto, but no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver at the Closing of such conditions) at the offices of Kirkland & Ellis LLP, 300 North LaSalle Drive, Chicago, Illinois 60654, unless another time, date or place is agreed to in writing by the parties hereto (such date being the “Closing Date”).
Section 2.3 Effective Time.
(a) Concurrently with the Closing, the Company, Parent and Acquisition Sub shall cause articles of merger (the “Articles of Merger”) with respect to the Merger to be executed and filed with the Secretary of State of the State of Illinois (the “Secretary of State”) as provided under the IBCA. The Merger shall become effective on the date and time at which the Articles of Merger have been duly filed with the Secretary of State or at such other date and time as is agreed between the parties and specified in the Articles of Merger (such date and time being hereinafter referred to as the “Effective Time”).
(b) From and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.
Section 2.4 Articles of Incorporation and Bylaws. Subject to Section 6.7 of this Agreement, the articles of incorporation and bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the applicable provisions of the articles of incorporation and bylaws.
Section 2.5 Board of Directors. Subject to applicable Law, each of the parties hereto shall take all necessary action to ensure that the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time.
Section 2.6 Officers. From and after the Effective Time, the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 3.1 Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquisition Sub or the holders of any securities of the Company or Acquisition Sub:
(a) Cancellation of Company Securities. Each share of the Company’s common shares, par value $0.01 per share (the “Common Stock”), held by the Company as treasury stock or held by Parent, Acquisition Sub, any other direct or indirect wholly owned subsidiary of Parent, the Company or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.
(b) Conversion of Company Securities. Except as otherwise provided in this Agreement, each share of Common Stock (including Unvested Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.1(a) hereof and Dissenting Shares) shall be converted into the right to receive $8.55 in cash, without interest (the “Merger Consideration”). Each share of Common Stock to be converted into the right to receive the Merger Consideration as provided in this Section 3.1(b) shall be automatically canceled and shall cease to exist and the holders of certificates (the “Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Common Stock shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.2 of this Agreement, the applicable Merger Consideration, without interest thereon.
(c) Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each common share, no par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid common share, no par value per share, of the Surviving Corporation and constitute the only outstanding shares of capital stock of the Surviving Corporation.
(d) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Common Stock occurs as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration as provided in Section 3.1(b) shall be equitably adjusted to reflect such change.

Section 3.2 Exchange of Certificates.
(a) Designation of Paying Agent; Deposit of Exchange Fund. Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”), the identity and the terms of appointment of which shall be reasonably acceptable to the Company, for the payment of the applicable Merger Consideration as provided in Section 3.1(b) and Section 3.3(d). Immediately prior to the filing of the Articles of Merger with the Secretary of State, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Total Common Merger Consideration (such Total Common Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b) and Section 3.3(d), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b) and Section 3.3(d) hereof. The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1(b) and Section 3.3(d), except as expressly provided for in this Agreement.
(b) As promptly as reasonably practicable following the Effective Time and in any event not later than the fifth (5th) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail (or to make available for collection by hand) (i) to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding shares of Common Stock (x) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (y) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate or Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall provide that, at the election of the surrendering holder, (1) Certificates or Book-Entry Shares may be surrendered by hand delivery or otherwise or (2) the applicable Merger Consideration in exchange therefor may be collected by hand by the surrendering holder or by wire transfer to the surrendering holder).
(c) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed, made available for collection by hand or delivered by wire transfer, as elected by the surrendering holder, within two (2) Business Days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the applicable Merger Consideration (or the cash pursuant to Section 3.2(d)) payable upon the surrender of the Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund designated for distribution to the holders of the Certificates or Book-Entry Shares that remains undistributed as of the one hundred eighty (180) day anniversary of the Effective Time shall be delivered to Parent, upon Parent’s demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Parent as general creditors thereof for payment of their claims for Merger Consideration for cash, without interest, to which such holders may be entitled.
(e) No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered prior to two (2) years after the Effective Time (or immediately prior to such earlier date on which any cash in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.
(f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and if the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 3.1(b) or Section 3.3(d), Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Common Stock in the amount of such shortcoming, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(g) Withholding. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any person such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax Law, provided that, other than United States federal backup withholding resulting from any payee’s failure to provide the documentation required to establish an exemption from such backup withholding, neither Parent nor the Paying Agent shall withhold any amount with respect to Taxes to the extent that Parent has not notified the Company in writing at least three days prior to the Closing Date of its intent to withhold such amount. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person who otherwise would have received the payment in respect of which such deduction and withholding was made by Parent or the Paying Agent.
Section 3.3 Stock Options and Unvested Restricted Shares.
(a) Vesting of Company Options. The parties acknowledge and agree that as of the Effective Time, (A) each Director Option shall vest in full and (B) one-half of the unvested portion of each Employee Option shall become fully vested, with the remaining unvested portion to remain outstanding and continue to vest in accordance with the terms set forth in the governing option agreement and as set forth below.
(b) Treatment of Vested Company Options. As of the Effective Time, each holder of a Company Option that has vested and is outstanding and unexercised immediately prior to the Effective Time shall, in lieu of receiving Common Stock, have the right thereafter and during the term of such Company Option (subject however to all the terms and conditions of the applicable Company Plan and the agreement governing such Company Option) to receive upon exercise thereof an amount equal to the product of (A) the Merger Consideration and (B) the number of shares of Common Stock which might have been obtained upon exercise at the Effective Time of the then-vested portion of such Company Option, less the amount of the exercise price of such vested Company Option (the “Option Cash Payment”).
(c) Treatment of Unvested Company Options. The parties acknowledge and agree that any Company Options that are unvested as of the Effective Time, after taking into account the provisions of clause (a) above, shall continue to remain outstanding and continue to vest in accordance with the terms set forth in the applicable Company Plan and governing option agreement. In addition, each option agreement provides certain circumstances for the acceleration of the vesting of such unvested portion of Company Options. At such time or times as a Company Option or portion thereof shall vest following the Effective Time, whether in the ordinary course or as a result of an event triggering acceleration, the holder shall immediately be entitled to exercise the vested portion of such Company Option by delivering notice to the Parent or the Surviving Corporation and shall thereafter only be entitled to receive an amount equal to the Option Cash Payment for such Company Option portion. Parent shall promptly make such Option Cash Payment to the holder upon receipt of the notice of exercise, and in any event within five (5) Business Days thereof. The Company represents that as of the date hereof, based on the Merger Consideration, its best estimate of the aggregate Option Cash Payments for all outstanding unvested Company Options that will be unvested as of the Effective Time (were the Effective Time to occur on the date hereof), after taking into account the provisions of clause (a) above, is $5,570,832.

(d) Treatment of Unvested Restricted Shares. The parties acknowledge and agree that at the Effective Time, each Unvested Restricted Share shall become fully vested and shall be treated in the same manner as other shares of Common Stock under Section 3.1.
(e) Tax Withholding. All amounts payable as a result of this Section 3.3 shall be reduced by the amount required to be withheld under applicable federal, state or local income or other tax. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such withholding was made.
(f) Further Action. Prior to the Effective Time, the Company shall take the actions necessary to effectuate this Section 3.3, including providing holders of Company Options with notice of their rights with respect to any such Company Options as provided herein; provided that the Company will provide to Parent a reasonable opportunity to review and comment upon such notice prior to distributing such notice to any holders of Company Options.
(g) Funding. At the Effective Time, Parent shall pay or cause to be paid the Total Vested Option Consideration to the Company, which shall make the payments set forth in Section 3.3(b) to the extent such vested Company Options have not otherwise been exercised.
Section 3.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.
Section 3.5 Dissenting Shares. Notwithstanding Section 3.1(b) hereof, to the extent that holders thereof are entitled to appraisal rights under Section 11.65 of the IBCA, shares of Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected his or her demand for appraisal rights under Section 11.70 of the IBCA (the “Dissenting Shares”), shall not be converted into the right to receive the applicable Merger Consideration, but the holders of such Dissenting Shares shall be treated in accordance with Section 11.70 of the IBCA and, as applicable, would be entitled to receive only such consideration as determined pursuant to Section 11.70 of the IBCA; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or otherwise lost his or her right to appraisal and payment under the IBCA, such holder’s shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the applicable Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares. Any payments required to be made with respect to the Dissenting Shares shall be made by Parent (and not the Company) and the Aggregate Merger Consideration shall be reduced, on a dollar for dollar basis, as if the holder of such Dissenting Shares had not been a stockholder on the Closing Date. The Company shall give Parent (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the IBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the IBCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make or agree to make any payment or settlement offer, or approve (if required) any withdrawal of such demands, prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment, settlement offer or withdrawal.
Section 3.6 Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to the Surviving Corporation for transfer following the Effective Time, they shall be canceled against delivery of the applicable Merger Consideration, as provided for in Section 3.1(b) hereof, for each share of Common Stock formerly represented by such Certificates.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (i) as disclosed in the Company SEC Documents filed or (to the extent publicly available) furnished after December 31, 2008 but before the date of this Agreement or (ii) as disclosed in the corresponding sections or subsections of the separate disclosure letter which has been delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent as follows:
Section 4.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate, partnership or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2 Articles of Incorporation and By-Laws. The Company has made available to Parent a complete and correct copy of the Amended and Restated Articles of Incorporation and the By-laws (or equivalent organizational documents), each as amended to date, of the Company and each of its subsidiaries. The Amended and Restated Articles of Incorporation and the By-laws (or equivalent organizational documents) of the Company and each of its subsidiaries are in full force and effect. None of the Company or any of its subsidiaries is in violation of any provision of its Amended and Restated Articles of Incorporation or the By-laws (or equivalent organizational documents), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.3 Capitalization.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 50,000,000 preferred shares, par value $0.01 per share (the “Preferred Stock”). As of July 5, 2011 (the “Capitalization Date”), (i) 53,519,267 shares of Common Stock were issued and outstanding (including 286,000 Unvested Restricted Shares), and (ii) 2,233,615 shares of Common Stock were held in treasury. No shares of Preferred Stock have been issued or are outstanding. As of the Capitalization Date, there were 6,613,367 shares of Common Stock authorized and reserved for future issuance under the Company Plans (including, as of the Capitalization Date, outstanding Company Options to purchase 5,599,681 shares of Common Stock). Section 4.3(a) of the Company Disclosure Letter contains a correct and complete list of options, unvested restricted stock and stock purchase rights under the Company Plans, including the holder, date of grant, term, number of underlying shares of Common Stock and, where applicable, exercise price. Except as set forth above, since the Capitalization Date, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities were granted, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive or similar rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote in respect of the Company or any of its subsidiaries are issued or outstanding.
(b) Section 4.3(b) of the Company Disclosure Letter identifies each subsidiary of the Company and indicates its jurisdiction of organization. Each of the issued and outstanding shares of capital stock of each subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable and directly or indirectly owned by the Company, free and clear of all Liens.

(c) Except as set forth above, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements, commitments or contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, redeem, deliver or sell, or cause to be issued, redeemed, delivered or sold, additional shares of capital stock of, or other equity or voting interests in, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, redeem, grant, extend or enter into any such security, option, warrant, call, right or contract, or obligating the Company or any of its subsidiaries to make any payments directly or indirectly based (in whole or in part) on the price or value of its or their capital stock. There are no voting trust or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting or registration, or restricting any person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Common Stock except for any restrictions contained in the applicable Company Plan. The Company has not adopted a stockholder rights plan.
(d) As of the Capitalization Date, there is no outstanding indebtedness for borrowed money of the Company and its subsidiaries (not including intercompany indebtedness or, for the avoidance of doubt, operating or capital leases), whether under the Company’s Revolving Credit and Security Agreement, dated as of May 5, 2008, as amended, among the Company, the lenders identified therein, and PNC Bank, National Association, as agent for the lenders, or otherwise.
Section 4.4 Authority Relative to Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the receipt of the Requisite Stockholder Approval, as well as the filing of the Articles of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).
(b) The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) adopted this Agreement and the transactions contemplated hereby, (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and Company’s stockholders, (iii) directed that the Company submit the adoption of this Agreement to a vote at a meeting of the stockholders of the Company in accordance with the terms of this Agreement and (iv) resolved to recommend that the Company’s stockholders approve the Merger and this Agreement at a meeting of the stockholders. The action of the Company’s Board of Directors in approving the Merger, this Agreement and the other transactions contemplated hereby is sufficient to render the provisions of Sections 7.85 and 11.75 of the IBCA inapplicable to consummation of the Merger and the execution, delivery and performance of this Agreement and the Voting Agreement. To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or similar anti-takeover laws apply to this Agreement or any of the transactions contemplated hereby, and the Company’s Board of Directors has resolved to elect, to the extent permitted by applicable Law, not to be subject to any “control share acquisition,” “fair price,” “moratorium” or similar anti-takeover law that might otherwise apply to the Merger.

Section 4.5 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the Amended and Restated Articles of Incorporation or By-laws (or equivalent organizational documents) of (A) the Company or (B) any of its subsidiaries, (ii) assuming the consents, approvals and authorizations specified in Section 4.5(b) have been received and the waiting periods referred to therein have expired, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien upon any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries or any of their respective assets is bound or affected, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, modification, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, (ii) the HSR Act and any other applicable U.S. or foreign competition, antitrust, merger control or investment Laws (together with the HSR Act, “Antitrust Laws”), (iii) the filing of the Articles of Merger with the Secretary of State of Illinois as provided under the IBCA and (iv) the rules of NASDAQ, and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits and Licenses; Compliance with Laws. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company or any of its subsidiaries to own, lease and operate the properties of the Company and its subsidiaries or to carry on its business as it is now being conducted (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no investigation or review by any Governmental Authority with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries is, and since January 1, 2008 has at all times been in compliance with, (i) all Laws applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, (ii) all of the Company Permits and (iii) each note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2009, none of the Company or any of its subsidiaries has received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, in any material respect, any applicable Law.
Section 4.7 Company SEC Documents.
(a) Since December 31, 2008, the Company has filed with the SEC all forms, documents, statements, certifications and reports required to be filed or furnished prior to the date hereof by it with the SEC (the forms, documents, statements, certifications and reports filed or furnished since December 31, 2008 and those filed or furnished subsequent to the date hereof, including any amendments thereto, collectively the “Company SEC Documents”). As of their respective dates, or, if amended or superceded by a filing prior to the date of this Agreement, as of the date of such amendment or superceding filing, the Company SEC Documents complied or, if not yet filed or furnished will comply in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed or furnished, contained or, if not yet filed or furnished, will contain when filed or furnished any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, or are to be made, not misleading. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any Company SEC Document, except as disclosed in certifications filed with the Company SEC Documents. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, documents, statements, certifications or reports with the SEC. The Company has made available to Parent correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since December 31, 2008 and prior to the date of this Agreement and not available on the SEC’s EDGAR system prior to the date of this Agreement. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents filed on or prior to the date of this Agreement.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents fairly present, or, in the case of Company SEC Documents filed after the date hereof, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments that are not expected to, individually or in the aggregate, be material in amount, to the absence of notes and to any other adjustments described therein, including in any notes thereto) and have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).
Section 4.8 Disclosure Controls and Procedures; Internal Controls over Financial Reporting. The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods. The Company and its subsidiaries have implemented and maintain a system of internal controls over financial reporting that is sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NASDAQ. Since January 3, 2011 through the date hereof, the Company has not identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
Section 4.9 Absence of Certain Changes or Events. Since January 3, 2011 (i) through the date of this Agreement, except for the negotiation, execution and delivery of this Agreement, the businesses of the Company and its subsidiaries have been conducted in the ordinary course of business consistent with past practice, (ii) there has not been any event, development or state of circumstances that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iii) through the date of this Agreement, there has not been any action that, if taken after the date hereof without the prior approval of Parent, would constitute (x) a breach of clause (d), (j), (k), (n) or (o) of Section 6.1, or (y) a breach of clause (e), (f) or (l) of Section 6.1 in any material respect.

Section 4.10 No Undisclosed Liabilities. Except (a) for liabilities or obligations to the extent reflected or reserved against in the balance sheet dated as of April 3, 2011 set forth in the Company’s quarterly report on Form 10-Q for the quarter ended April 3, 2011 included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practices since April 3, 2011, and (c) for liabilities incurred pursuant to this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its subsidiaries, other than those which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.11 Absence of Litigation. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there is no claim, action, proceeding, inquiry, hearing, arbitration or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets at law or in equity which, if determined adversely to the Company, would be adverse to the Company and its subsidiaries taken as a whole, (b) there are no Orders before any arbitrator or Governmental Authority, to which the Company or any of its subsidiaries is a party or subject, (c) neither the Company nor any of its subsidiaries has been advised in writing by any Governmental Authority that it is considering issuing (or is considering the appropriateness of issuing) any Order to which the Company or any of its subsidiaries would be a party or subject, (d) to the knowledge of the Company, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to the Company or any of its subsidiaries, (e) since December 31, 2009, (i) there have been no subpoenas, written demands or inquiries received by the Company, any of its subsidiaries or any affiliate of the Company or any of its subsidiaries from any Governmental Authority and as to which there is a reasonable possibility of an adverse action, and (ii) no Governmental Authority has requested that the Company or any of its subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand or inquiry, and (f) to the knowledge of the Company, no officer or director of the Company or any of its subsidiaries is a defendant in any claim, action, proceeding, inquiry, hearing, arbitration or investigation in connection with his or her status as an officer or director of the Company or any of its subsidiaries.
Section 4.12 Employee Benefit Plans.
(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all stock purchase, stock incentive, severance, employment, change-in-control, material fringe benefit, deferred compensation plans, programs, policies and arrangements and all other material employee benefit plans, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, legally binding or not, under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries (“Company Employees”) has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its subsidiaries or (ii) under which the Company or any of its subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Benefit Plans.”

(b) No Company Benefit Plan is a Multiemployer Plan nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).
(c) With respect to each Company Benefit Plan, the Company has delivered to Parent or made available a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter; (iii) the summary plan description, plan prospectus and other material written communications made by the Company or any of its subsidiaries concerning the benefits provided under any Company Benefit Plan not otherwise memorialized in any of the foregoing; and (iv) for the three (3) most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports.
(d) Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except for instances of noncompliance that would not have a Company Material Adverse Effect; no event has occurred and no condition exists that would subject the Company or any of its subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414 of the Code), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, except for events or conditions that would not have a Company Material Adverse Effect; no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) and no failure to meet minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, has occurred with respect to any Company Benefit Plan that would reasonably be expected to result in a Company Material Adverse Effect; and each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been in documentary and operational compliance with Section 409A of the Code and the guidance promulgated thereunder by the Department of Treasury, except for instances of noncompliance that would not have a Company Material Adverse Effect.
(e) Each Company Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has either received a favorable determination letter or may rely on a favorable opinion letter issued by the IRS; for each Company Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; no Company Benefit Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code or other applicable Laws.

(f) With respect to any Company Benefit Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in a Company Material Adverse Effect, and (ii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Department of Treasury, the IRS or other governmental agencies are pending or to the knowledge of the Company, threatened that would reasonably be expected to result in a Company Material Adverse Effect.
(g) Section 4.12(g) of the Company Disclosure Letter sets forth a true and complete list of, to the Company’s knowledge, (i) all sale, retention or change of control severance or bonus payments payable to any present or former Company Employee, either before or after the Closing, as a result of the consummation of the transactions contemplated under this Agreement, and (ii) all payments of money or property, or the acceleration or provision of any other rights or benefits, to any present or former Company Employee that would not be deductible pursuant to the terms of Section 280G or Section 162(m) of the Code in connection with the transactions contemplated under this Agreement, in each case based upon the assumptions set forth therein.
Section 4.13 Labor Matters . There are no collective bargaining or other labor union, works council or labor organization agreements to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its subsidiaries are represented by any union, works council or labor organization with respect to their employment by the Company or such subsidiary. To the knowledge of the Company, as of the date hereof, there is no union organization activity involving any of the employees of the Company or its subsidiaries, pending or threatened. There is no material labor strike, labor dispute, work stoppage or lockout pending, or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries, and since January 1, 2010, there has been no such action. There is no unfair labor practice, charge or complaint pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, that would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any plant closing or employee layoff activities since July 1, 2008 that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment and Retraining Notification Act or any similar Law.
Section 4.14 Trademarks, Patents and Copyrights.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries own. free and clear of all Liens except Permitted Liens, or have the right to use in the manner currently used, all patents, trademarks, trade names, copyrights, Internet domain names, service marks, trade secrets and other intellectual property rights (the “Intellectual Property Rights”) used in connection with the business of the Company and its subsidiaries as currently conducted (the “Company Intellectual Property Rights”). Neither the Company nor any of its subsidiaries has received, in the thirty-six (36) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property Rights. Section 4.14(a) of the Company Disclosure Letter sets forth a complete and accurate list of all registered Intellectual Property Rights and applications for registration of any Intellectual Property Rights that are owned by the Company and its subsidiaries.

(b) To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries does not infringe upon, misappropriate or otherwise violate any Intellectual Property Rights of any other person, except for any such infringement, misappropriation or other violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its subsidiaries has received, in the thirty-six (36) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any material infringement, misappropriation or other violation that has not been settled or otherwise fully resolved. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights during the thirty-six (36) months preceding the date hereof, except for any such infringement, misappropriation or other violation as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(c) The Company and its subsidiaries have taken reasonable steps to maintain the confidentiality of or otherwise protect and enforce their rights in all Company Intellectual Property Rights, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned or held by the Company and its subsidiaries and used in the conduct of the business. To the Company’s knowledge, such confidential information has not been used, disclosed to or discovered by any person except as permitted pursuant to valid non-disclosure agreements which have not been breached.
(d) The Company’s and its subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment and services and all associated documents (the “IT Assets”) operate and perform as necessary for the Company and its subsidiaries to conduct their businesses, and have not materially malfunctioned or failed such that there has been a material impact on the operations of the businesses of the Company and its subsidiaries within the past two (2) years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company has implemented reasonable backup and disaster recovery technology consistent with industry practices and Law.

Section 4.15 Taxes. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:
(a) For taxable periods commencing on or after December 29, 2008, (i) the Company and each of its subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns (taking into account all amendments thereto) are complete and accurate; (ii) the Company and each of its subsidiaries has paid all Taxes that are shown on such Tax Returns to be payable by it, except, in the case of clause (i) or clause (ii) hereof, with respect to matters contested in good faith or for which adequate reserves have been established; (iii) as of the date of this Agreement, there is not pending or, to the knowledge of the Company, threatened in writing any audit, examination, investigation or other proceeding in respect of any Tax; (iv) there are no Liens for Taxes on any of the assets of the Company or any of its subsidiaries other than Permitted Liens; and (v) the Company does not have any liability for the Taxes of another person by reason of (x) being a member of an affiliated, consolidated, combined or unitary group or (y) being party to any tax sharing or similar agreement.
(b) All Taxes (determined both individually and in the aggregate) required to be withheld, collected or deposited by or with respect to the Company and each subsidiary have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant Government Authority.
(c) Neither the Company nor any of its subsidiaries has requested or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment or collection of any Tax, which waiver or extension is still in effect.
(d) No claim in writing is currently pending by any Government Authority in a jurisdiction where the Company or any of its subsidiaries does not file a Tax Return that any of them may be subject to taxation by that jurisdiction.
(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Section 6707A of the Code.
(f) Neither the Company nor any of its subsidiaries is a party to, is bound by or has any obligation under any (i) Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement or (ii) private letter ruling, closing agreement or any similar agreement with a Governmental Authority.
(g) Neither the Company nor any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which section 355 of the Code is applicable.

Section 4.16 Material Contracts.
(a) As of the date hereof, neither the Company nor any of its subsidiaries is a party to or bound by or any of their respective properties or assets are bound by any:
(i) “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC);
(ii) contract relating to third-party indebtedness, including any sale and leaseback transactions, capital leases and other similar financing transactions, or any third-party financial guaranty, in each case in excess of $5,000,000;
(iii) contract to which the Company or any of its subsidiaries is a party that materially restricts the Company or any of its subsidiaries from engaging or competing in any line of business or in any geographic area, or which would so restrict the Company or any of its subsidiaries following a change in control of the Company;
(iv) partnership, joint venture or other similar agreement or arrangement to which the Company or any of its subsidiaries is a party and that is material to the business of the Company or any of its subsidiaries;
(v) contract (1) providing for the disposition or acquisition outside the ordinary course of business by the Company or any of its subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any amount of assets that are material to the Company and its subsidiaries, taken as a whole, or (2) pursuant to which the Company or any of its subsidiaries has any ownership interest in any other person or other business enterprise other than other wholly owned subsidiaries of the Company;
(vi) contract relating to any interest rate, derivatives, or hedging transaction;
(vii) (x) settlement or similar contract with any Governmental Authority or (y) any Order or consent of a Governmental Authority to which the Company or any of its subsidiaries is subject that is material to the Company and its subsidiaries taken as a whole;
(viii) contract between the Company or any of its subsidiaries and a customer or client of the Company or any of its subsidiaries involving more than $1,000,000 per annum that includes a most favored customer pricing clause;
(ix) contract (other than those related to ordinary course of business employment or incentive arrangements that are listed on Section 4.12(a) of the Company Disclosure Letter) that involves any director or executive officer of the Company or any of its subsidiaries (or, to the knowledge of the Company, any of his or her affiliates or associates) that cannot be cancelled by the Company (or the applicable subsidiary of the Company) within thirty (30) days prior notice without liability, penalty or premium;
(x) contract which primarily relates to material Intellectual Property Rights owned or licensed by the Company or its subsidiaries to third parties; or
(xi) a contract granting any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its subsidiaries to a person other than the Company or any of its subsidiaries.

Each contract of the type described in this Section 4.16(a) is referred to herein as a “Company Material Contract.”
(b) Neither the Company nor any subsidiary of the Company is in, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute by the Company or any subsidiary of the Company, a breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in, and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute by such party a, breach of or default under the terms of any Company Material Contract where such breach or default would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.16(b) of the Company Disclosure Letter, since January 3, 2011 through the date of this Agreement the net aggregate amount of any penalties (net of any bonuses) arising from the Company’s or any of its subsidiaries’ failure to meet the service levels set forth in the Company Material Contracts does not exceed $2,000,000. Each Company Material Contract is a valid and binding obligation of the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 4.17 Opinion of Financial Advisor. The board of directors of the Company has received the written opinion of Credit Suisse Securities (USA) LLC, financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, based upon and subject to various assumptions and qualifications set forth therein, as of the date of such opinion, the Merger Consideration to be received by each holder of outstanding Common Stock in the Merger is fair, from a financial point of view, to the holders of Common Stock, other than certain excluded persons. A true and correct copy of such opinion has been delivered to Parent solely for informational purposes.
Section 4.18 Vote Required. The affirmative vote of the holders of outstanding Common Stock, voting together as a single class, representing at least two-thirds of all the votes entitled to be cast thereupon by holders of Common Stock (the “Requisite Stockholder Approval”) is the only vote of holders of securities of the Company that is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

Section 4.19 Brokers. No broker, finder, investment banker or other firm or person other than Credit Suisse Securities (USA) LLC is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its affiliates.
Section 4.20 Real Property.
(a) None of the Company or any of its subsidiaries owns any freehold estate in any real property which is used in the Company’s business.
(b) Section 4.20 of the Company Disclosure Letter lists all leases, subleases or other agreements under which the Company uses or occupies or has the right to use or occupy any real property in excess of 50,000 square feet (collectively, the “Company Leases”). The Company has made available to Parent a true, correct and complete copy of each Company Lease. Each Company Lease is in full force and effect and is valid and binding on the Company and its subsidiaries, as applicable and, to the knowledge of the Company, each other party thereto and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles) and neither the Company nor any of its subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, any Company Lease, and to the knowledge of the Company, no event has occurred that with or without notice or lapse of time or both would constitute a breach or default thereunder by any party thereto or would permit the termination, modification or acceleration of rent thereunder, except, in each case, for such breaches, defaults, terminations, modifications or accelerations that can not, individually or in aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.21 Insurance. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect, all material policies of insurance maintained by the Company or any of its subsidiaries are in full force and effect, no notice of cancellation has been received with respect to such policies (other than in connection with ordinary renewals) and there is no existing default or event which, with or without the giving of notice of lapse of time or both, would constitute a default, by any insured thereunder. There is no material claim by the Company or any of its subsidiaries pending under any such insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policy.
Section 4.22 Environmental. Except as has not had, individually or in the aggregate, a Company Material Adverse Effect:
(a) The Company and its subsidiaries are, and since January 1, 2008 have been, in compliance with all applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance since January 1, 2008 with, all Company Permits required under applicable Environmental Laws for the operation of the business of the Company and its subsidiaries as presently conducted.

(b) None of the Company or any of its subsidiaries has transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of any Hazardous Substances, except in compliance with applicable Environmental Laws and in a manner not reasonably expected to require investigation, cleanup, removal, containment or any other remediation or further compliance under Environmental Law.
(c) None of the Company or any of its subsidiaries has exposed any employee or any third party to Hazardous Substances in violation of any Environmental Law or as would reasonably be expected to result in liability of the Company or any of its subsidiaries.
(d) None of the Company or any of its subsidiaries is a party to or is the subject of any pending, or, to the knowledge of the Company, threatened claim, action, proceeding or investigation before any arbitrator or Governmental Authority alleging any liability under or noncompliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. To the knowledge of the Company, there are no facts, occurrences or circumstances that would reasonably be expected to give rise to any such claim, action, proceeding or investigation. None of the Company or any of its subsidiaries is subject to any Order or agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.
(e) The representations and warranties in this Section 4.22, and as applicable to environmental matters, Sections 4.5(b) and 4.10, are the sole and exclusive representations and warranties of the Company with respect to environmental matters, including matters relating to Environmental Law or Hazardous Substances.
Section 4.23 Title to Assets. Except with respect to matters related to real property (which are addressed in Section 4.20) and Intellectual Property Rights (which are addressed in Section 4.14), each of the Company and its subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of the material properties and material assets owned or leased by them, in each case, free and clear of Liens, other than Permitted Liens, and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.24 Customers and Vendors. Section 4.24 of the Company Disclosure Letter contains a list of the top ten customers and top five vendors of the Company and its subsidiaries on the basis of revenues and sales to the Company and its subsidiaries for the fiscal year ended January 2, 2011 (respectively, the “Material Customers” and the “Material Vendors”). Since January 3, 2011, no Material Customer or Material Vendor has canceled, terminated or materially and adversely modified or, to the knowledge of the Company, threatened in writing to cancel, terminate or materially and adversely modify (including by decreasing the rate of services obtained from or provided to the Company and its subsidiaries), its relationship with the Company and its subsidiaries, other than in connection with modifications conducted in the ordinary course of business, and except in the case of any such cancellation, termination, adverse modification or threat in writing after the date of this Agreement as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is currently, or has been since January 3, 2011, involved in any dispute with a Material Customer or Material Vendor, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.25 Confidentiality Obligations; Data Privacy. The conduct of the Company’s and its subsidiaries’ businesses as conducted, and as currently proposed by the Company and its subsidiaries to be conducted, does not violate or conflict with any obligation of confidentiality or use to any other person, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have collected, stored, maintained, used and processed personal information from customers in accordance with applicable data protection and privacy Laws and is compliance with the privacy regulations set forth in 45 C.F.R. parts 160 and 164 (Subparts A and E), and the security regulations set for the in 45 C.F.R. Parts 160 and 164 (subparts A and C), and any amendments to the privacy and security regulations under the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, as well as any corresponding or similar Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and its subsidiaries have written agreements with each third party service provider having access to any such personal information or data requiring compliance with such applicable Laws and/or contractual commitments, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 4.26 Transactions with Affiliates. Section 4.26 of the Company Disclosure Letter sets forth all arrangements, commitments, receivables, payables and contracts (other than those related to ordinary course of business employment or incentive arrangements) (“Affiliate Contracts”) between the Company or any of its subsidiaries, on the one hand, and any executive officer or director of the Company or any of its subsidiaries or their respective affiliates (other than the Company or any of its subsidiaries), on the other hand, and each Affiliate Contract will be terminated and receivables and payables will be settled prior to or effective as of the Closing.
Section 4.27 Foreign Corrupt Practices Act Compliance. Neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, or agent of the Company or any of its subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment. Since January 1, 2008, neither the Company nor any of its subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters.
Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to its business, operations or condition. Except as otherwise set forth in this Agreement, neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Acquisition Sub or any other person resulting from the distribution or failure to distribute to Parent or Acquisition Sub, or Parent’s or Acquisition Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Acquisition Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is a subject of a representation or warranty contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:
Section 5.1 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation or legal entity duly organized or formed, validly existing and in good standing, under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.2 Articles of Incorporation, By-Laws, and Other Organizational Documents. Parent has made available to the Company a complete and correct copy of the certificate of incorporation, by-laws (or equivalent organizational documents), and other organizational documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub (collectively, “Parent Organizational Documents”). The Parent Organizational Documents are in full force and effect. None of Parent or Acquisition Sub is in violation of any provision of the Parent Organizational Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.3 Authority Relative to Agreement. Each of Parent and Acquisition Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary action, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the filing of the Articles of Merger with the Secretary of State). This Agreement has been duly and validly executed and delivered by Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

Section 5.4 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Acquisition Sub does not, and the performance of this Agreement by Parent and Acquisition Sub and the consummation of the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws (or equivalent organizational documents) of (A) Parent or (B) Acquisition Sub, (ii) assuming the consents, approvals and authorizations specified in Section 5.4(b) have been received and the waiting periods referred to therein have expired, and any condition precedent to such consent, approval, authorization, or waiver has been satisfied, conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of Parent or Acquisition Sub is bound or affected or (iii) result in any breach of or constitute a default (with or without notice or lapse of time, or both) under, or give rise in others any right of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien, other than any Lien required or permitted under any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement, upon any of the properties or assets of Parent or Acquisition Sub pursuant to, any note, bond, mortgage, indenture or credit agreement, or any other contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub or any of their respective assets is bound or affected, other than, in the case of clauses (ii) and (iii), for any such violation, conflict, default, termination, cancellation, modification, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization, waiver or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements of (i) the Exchange Act, (ii) Antitrust Laws, (iii) the filing of the Articles of Merger with the Secretary of State of Illinois as provided under the IBCA and (iv) the rules of NASDAQ, and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5 Absence of Litigation. There is no claim, action, proceeding, inquiry, hearing, arbitration or investigation pending or, to the knowledge of Parent, threatened against Parent or Acquisition Sub or any of their respective properties or assets at law or in equity, and there are no Orders before any arbitrator or Governmental Authority, to which Parent or Acquisition Sub is a party or subject, in each case as would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
Section 5.6 Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty of the Guarantor, dated as of the date hereof, in respect of all the payment obligations of Parent or Acquisition Sub pursuant to this Agreement and all liabilities and damages payable by Parent or Acquisition Sub arising under or in connection with this Agreement. The Guaranty is in full force and effect and is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity and the discretion of the court before which any proceeding therefor may be brought), and no event has occurred which, with or without notice, lapse of time or both, could constitute a default on the part of the Guarantor under such Guaranty.
Section 5.7 Capitalization of Acquisition Sub. As of the date of this Agreement, the authorized share capital of Acquisition Sub consists of 100 shares, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.
Section 5.8 Brokers. No broker, finder or investment banker or other firm or person is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or the Guarantor.
Section 5.9 Solvency. None of Parent, Acquisition Sub or Guarantor is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its subsidiaries. Each of Parent and the Surviving Corporation will be, assuming (x) satisfaction of the conditions to Parent’s and Acquisition Sub’s obligation to consummate the Merger, or waiver of such conditions, (y) the accuracy as of the Effective Time of the representations and warranties of the Company set forth in Article IV hereof (for such purposes, such representations and warranties shall be true and correct in all material respects without giving effect to any “knowledge”, materiality or “Material Adverse Effect” qualification or exception), and (z) estimates, projections or forecasts provided by the Company to Parent prior to the date hereof have been prepared in good faith on assumptions that were and continue to be reasonable, Solvent as of the Effective Time and immediately after consummation of the transactions contemplated hereby. As used in this Section 5.9, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and the Surviving Corporation (on a consolidated basis) and of each of them (on a stand alone basis) will exceed their debts, (b) each of Parent and the Surviving Corporation (on a consolidated basis) and each of them (on a stand alone basis) has not incurred debts beyond its ability to pay such debts as such debts mature and (c) each of Parent and the Surviving Corporation (on a consolidated basis) and each of them (on a stand-alone basis) does not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged. For purposes of this Section 5.9, “debt” means any liability on a claim, and “claim” means any (i) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Parent Ownership of Company Securities. None of Parent, the Guarantor or any of their respective subsidiaries has been, at any time during the three years preceding the date hereof, an “interested shareholder” of the Company, as defined in Section 7.85 and/or Section 11.75 of the IBCA.
Section 5.11 Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Acquisition Sub acknowledge that, to their knowledge, as of the date hereof, they and their Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company which they and their Representatives, as of the date hereof, have requested to review, and that they and their Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent and Acquisition Sub each acknowledges and agrees that, without limitation of the representations and warranties set forth in this Agreement and except as otherwise set forth in this Agreement or the Voting Agreement, (a) neither the Company nor any of its subsidiaries, nor any of their respective Representatives on behalf of the Company or any of its subsidiaries, nor any other person on behalf of the Company or any of its subsidiaries, makes, or has made, any representation or warranty relating to the Company or its business or otherwise in connection with the Merger and Parent and Acquisition Sub are not relying on any representation or warranty except for those set forth in this Agreement or the Voting Agreement, (b) no person has been authorized by the Company or any of its subsidiaries to make any representation or warranty relating to the Company or any of its subsidiaries or their respective businesses in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Acquisition Sub as having been authorized by such person, (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information regarding the Company provided or addressed to Parent, Acquisition Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is a subject of a representation or warranty set forth in Article IV of this Agreement and (d) neither the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Parent, Acquisition Sub or any of their affiliates, stockholders or Representatives resulting from the distribution of or use by Parent, Acquisition Sub or any of their affiliates, stockholders or Representatives of such information, unless any such materials or information is a subject of a representation or warranty set forth in Article IV of this Agreement.

ARTICLE VI
COVENANTS AND AGREEMENTS
Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as may be required by Law or as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the business of the Company and its subsidiaries shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company and its subsidiaries shall use their reasonable best efforts to preserve substantially intact the Company’s business organization, maintain existing relations and goodwill with Governmental Authorities, customers, suppliers and business associates and to keep available the services of those of their current officers, employees and consultants who are integral to the operation of their businesses as currently conducted. Furthermore, the Company agrees with Parent that, except (1) as may be required by Law, (2) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (3) as may be expressly required, expressly contemplated or expressly permitted by this Agreement or (4) as set forth in Section 6.1 of the Company Disclosure Letter, the Company shall not:
(a) adopt, amend or publicly propose to amend or otherwise change, in any material respect, the Amended and Restated Articles of Incorporation or By-laws of the Company or such equivalent organizational documents of any of its subsidiaries;
(b) merge or consolidate the Company or any of its subsidiaries with any other person, except for any such transactions among wholly owned subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate the Company or any of its subsidiaries;
(c) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, or as otherwise contemplated in Section 6.1(f) of this Agreement, (i) split, combine, subdivide, reclassify, purchase, redeem or otherwise acquire, issue, sell, pledge, dispose, encumber or grant any shares of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its subsidiaries’ capital stock, (ii) enter into any amendment of any term of any of its outstanding securities or (iii) accelerate the vesting of any options, warrants or other rights of any kind to acquire shares of capital stock to the extent that such acceleration of vesting does not occur automatically under the terms of any such interests or plans governing such interest in effect as of the date hereof; provided, however that (x) the Company may issue shares upon exercise of any Company Option outstanding as of the date hereof, in each case in accordance with the terms thereof or as may be granted after the date hereof under Section 6.1(f), (y) the Company may issue shares as required by any Company Benefit Plans in accordance with the terms thereof as in effect on the date hereof, and (z) the Company may acquire shares of capital stock in connection with tax withholdings and exercise price settlements upon the exercise of Company Options outstanding as of the date hereof in accordance with the terms thereof or as may be granted after the date hereof under Section 6.1(f);

(d) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its subsidiaries’ capital stock, other than dividends paid by any subsidiary of the Company to the Company or any wholly owned subsidiary of the Company or enter into any agreement with respect to voting of its capital stock other than the Voting Agreement;
(e) except as required pursuant to Company Benefit Plans as in effect as of the date hereof, or as otherwise required by Law, (i) increase the compensation or other benefits payable or to become payable to directors or officers of the Company or its subsidiaries, (ii) grant any severance or termination pay to, or enter into any severance agreement with any director or officer of the Company or any of its subsidiaries, (iii) enter into or amend any employment agreement with any officer of the Company (except to the extent necessary to replace a departing employee), or (iv) establish, adopt, enter into, amend or terminate any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;
(f) (x) grant, confer or award options or other rights to acquire any of its or its subsidiaries’ capital stock, except as required under Company Benefit Plans as in effect as of the date hereof or agreements executed prior to, and as in effect as of, the date hereof or pursuant to Section 6.1(e), or (y) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock plan, except as provided by this Agreement in connection with the consummation of the transactions contemplated by this Agreement pursuant to Company Benefit Plans as in effect as of the date hereof;
(g) acquire (including by merger, consolidation, or acquisition of stock or assets), except in respect of any merger, consolidation, business combination among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, any corporation, partnership, limited liability company, joint venture, other business organization or any division or material amount of assets thereof, except with respect to acquisitions with collective purchase prices not exceeding $5,000,000 in the aggregate;
(h) incur any indebtedness, including any sale and leaseback transactions, capital leases and other similar financing transactions, or guarantee any such indebtedness for any person (other than a wholly owned Company subsidiary) or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries in excess of $10,000,000 in the aggregate, except for indebtedness (i) incurred under the Company’s existing credit facilities or incurred to replace, renew, extend, refinance or refund any existing indebtedness, or (ii) for borrowed money incurred pursuant to agreements in effect prior to the execution of this Agreement;

(i) (A) modify or amend, or grant any release or relinquish any material rights under, any Company Material Contract or (B) enter into or become bound by any agreement that if entered into prior to the date hereof would be a Company Material Contract (but not of a type referred to in clauses (ii)-(xi) of Section 4.16), other than in each case in the ordinary course of business consistent with past practice;
(j) make any material change to its methods of tax or financial accounting in effect at January 2, 2011, except as required by GAAP (or any interpretation thereof) or a change in applicable Law;
(k) except for transactions among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, sell, lease, license, transfer, exchange or swap, divest, cancel, abandon or allow to lapse or expire, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of any material portion of its properties or assets, except (A) pursuant to existing agreements set forth on Section 6.1(k) of the Company Disclosure Letter as in effect immediately prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Authority in order to permit or facilitate the consummation of the transactions contemplated hereby;
(l) make any loans, advances or capital contributions to or investments in any other person (other than the Company or wholly owned subsidiary of the Company), other than cash management or investment portfolio activities or advances to employees, in each case in the ordinary course of business consistent with past practice;
(m) except as set forth in the capital budgets disclosed in Section 6.1(m) of the Company Disclosure Letter, make or authorize any capital expenditure in excess of $5,000,000 in the aggregate;
(n) compromise, settle or agree to settle any suit, action, claim, proceeding or investigation (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the compromise, settlement, payment, discharge or satisfaction of claims, liabilities or obligations in the ordinary course of business consistent with past practice which in any event does not exceed (x) with respect to compromises, settlements, payments, discharges and satisfactions of claims, liabilities or obligations with or involving customers of the Company or any of its subsidiaries, $1,000,000 in the aggregate, and (y) with respect to all other compromises, settlements, payments, discharges and satisfactions of claims (including in regards to any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), liabilities or obligations, $2,500,000 in the aggregate;
(o) except as required by Law or, in the case of filing any amended Tax Returns, as would not reasonably be expected to result in a material liability of the Company or its subsidiaries, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(p) open any material new offices or facilities or relocate or close any material existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 6.1(p) of the Company Disclosure Letter;
(q) enter into any material line of business other than the lines of business in which the Company and its subsidiaries are currently engaged or distribute products or services other than the products and services the Company and its subsidiaries are currently distributing; or
(r) authorize or enter into any written agreement, recommend, publicly propose or announce an intention to or otherwise make any commitment to do any of the foregoing.
Section 6.2 Proxy Statement.
(a) Covenants of the Company. The Company shall prepare and cause to be filed with the SEC as promptly as reasonably practicable after the date hereof a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement and the Merger. The Company will provide to Parent a reasonable opportunity to review and comment upon the Proxy Statement prior to filing the same with the SEC (and to review and comment on any comments of the SEC or its staff on the Proxy Statement), and shall reasonably consider all comments made by Parent and its counsel, prior to the filing thereof. The Company shall include in the Proxy Statement the text of this Agreement and, except to the extent provided in Section 6.6(c), the recommendation of the board of directors of the Company that the Company’s stockholders approve and adopt this Agreement. The Company shall use all reasonable best efforts to respond, as promptly as reasonably practicable, to any comments by the SEC staff in respect of the Proxy Statement. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall use its reasonable best efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Covenants of Parent. None of the information supplied in writing by Parent specifically for inclusion in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c) Cooperation. The Company, Parent and Acquisition Sub shall cooperate and consult with each other in preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Acquisition Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not be required to provide Parent or Acquisition Sub the opportunity to review or comment on or permit Parent or Acquisition Sub to participate in any discussions with the SEC regarding the Proxy Statement or any other filing to the extent of any disclosure regarding a Change of Recommendation made in accordance with Section 6.6(c).
(d) Mailing of Proxy Statement; Amendments. As promptly as reasonably practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the holders of Common Stock as of the record date established for the Stockholders’ Meeting. If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Acquisition Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each party shall use its reasonable best efforts so that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Exchange Act.
Section 6.3 Stockholders’ Meetings. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”), and the Company shall hold the Stockholders’ Meeting. At such Stockholders’ Meeting, the Company shall recommend to its stockholders the adoption of this Agreement and approval of the Merger (the “Company Recommendation”). Notwithstanding the foregoing, the Company shall not be obligated to recommend to its stockholders the adoption of this Agreement or approval of the Merger at its Stockholders’ Meeting to the extent that the board of directors of the Company makes a Change of Recommendation in accordance with Section 6.6(c).

Section 6.4 Appropriate Action; Consents; Filings.
(a) Subject to Section 6.6, the parties hereto will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions to the Merger set forth in Article VII to be satisfied, including (i) the obtaining and maintaining of all necessary actions or nonactions, consents and approvals from Governmental Authorities or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid an action or proceeding by, any Governmental Authority or other persons necessary in connection with the consummation of the transactions contemplated by this Agreement, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement. Each of the parties hereto shall promptly (and in no event later than ten (10) Business Days following the date that this Agreement is executed) make its respective filings, and thereafter make any other submissions required or advisable under the HSR Act or other Antitrust Law with respect to the transactions contemplated hereby.
(b) Parent and Acquisition Sub agree to use their reasonable best efforts to take (and to cause their affiliates to take) promptly any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any foreign or U.S. federal, state or local Governmental Authority, in each case with competent jurisdiction, so as to enable the parties to close the transactions contemplated by this Agreement as promptly as reasonably practicable, including committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale or disposition of such assets or businesses as are required to be divested in order to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing or materially delaying the consummation of the Merger and the other transactions contemplated by this Agreement. Further, and for the avoidance of doubt, Parent will take any and all actions necessary in order to ensure that (x) no requirement for any non-action by or consent or approval of the Antitrust Division or other foreign or U.S. Governmental Authority, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Merger by the Termination Date.
(c) Promptly following the date hereof, Parent and the Company shall cooperate with one another to determine any notices that need to be provided to third parties, and the Company shall use its reasonable best efforts to obtain any third party consents not covered by paragraphs (a) and (b) above that are necessary, proper or advisable to consummate the Merger as reasonably determined by Parent; provided that the Company and its subsidiaries shall not seek any such consent of their respective customers without the prior consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any governmental filings or submissions and will cooperate in responding to any inquiry from or material communication with a Governmental Authority, including immediately informing the other party of such inquiry or communication, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. Notwithstanding the foregoing, obtaining any third party consents pursuant to this paragraph (c) shall not be considered a condition to the obligations of the Parent and Acquisition Sub to consummate the Merger pursuant to Section 7.2.

Section 6.5 Access to Information; Confidentiality.
(a) From the date hereof to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company will (and will cause its subsidiaries to) provide to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours to the Company’s employees, customers, properties, books, contracts, Tax Returns and records (including the work papers of independent accountants subject to the consent of such independent accountants) and other information as Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company (but not including access to perform physical or environmental examinations or to take samples of the soil, ground water, air or products) and, during such period, furnish in advance to Parent a copy of each report, schedule, registration statement and other document to be filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that the Company shall not be required to provide such access if it would constitute a waiver of the attorney-client privilege, work product doctrine or other privilege held by the Company or otherwise violate any applicable Laws. Any investigation conducted pursuant to the access contemplated by this Section 6.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its subsidiaries or create a material risk of damage or destruction to any property or assets of the Company or any of its subsidiaries. Any access to the Company’s properties shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include the right to perform invasive testing.
(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement.

Section 6.6 No Solicitation of Competing Proposal.
(a) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company agrees that neither it nor any subsidiary of the Company shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage (including by way of providing information) any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any person any nonpublic information with respect to, any Competing Proposal, (iii) engage in discussions with any person with respect to any Competing Proposal, (iv) approve or recommend any Competing Proposal, (v) enter into any letter of intent, memorandum of understanding or similar document or any agreement or commitment relating to any Competing Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) publicly propose or agree to do any of the foregoing. The Company shall ensure that its Representatives are aware of the provisions of this Section 6.6, and any violation of the restrictions contained in this Section 6.6 by its board of directors (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 6.6 by the Company.
(b) Notwithstanding the limitations set forth in Section 6.6(a), if after the date hereof but prior to receipt of the Requisite Stockholder Vote, the Company receives an unsolicited written Competing Proposal which the board of directors of the Company determines in good faith after consultation with the Company’s legal and financial advisors constitutes or would reasonably be expected to result in, after the taking of any of the actions referred to in either of clause (x) or (y) below, a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement (which confidentiality agreement shall contain terms (including a “standstill”) no less favorable to the Company than those set forth in the Confidentiality Agreement) and substantially concurrently furnishes such nonpublic information to Parent to the extent such information was not previously furnished to Parent and (y) engage in discussions or negotiations with the third party with respect to the Competing Proposal, in each case only to the extent that the board of directors of the Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that prior to the Company taking such actions as described in clauses (x) and (y) above, the Company shall have provided written notice to Parent of such determination of the board of directors of the Company. The Company shall keep Parent reasonably informed on a current basis (within no more than 24 hours) of any material developments in the status and terms of any such Competing Proposal or inquiry (including whether such Competing Proposal or inquiry has been withdrawn or rejected and any material change to the terms thereof).

(c) From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1 and except as otherwise provided for in the immediately following sentence, neither the board of directors of the Company nor any committee thereof shall withdraw, qualify or modify or publicly propose to withdraw, qualify or modify, in any manner, the Company Recommendation (a “Change of Recommendation”). Notwithstanding the foregoing, at any time prior to receipt of the Requisite Stockholder Vote the board of directors of the Company may effect a Change of Recommendation if the board of directors of the Company has concluded in good faith after consultation with the Company’s legal and financial advisors that the failure of the board of directors of the Company to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; provided, however, that (A) the Company shall have first provided three (3) Business Days prior written notice to Parent of its intention to make a Change of Recommendation and the basis therefor (which notice, if provided because of a Superior Proposal, shall be accompanied by a copy of the relevant proposed transaction agreements with the party making such Superior Proposal (and any other related material documents)), (B) if requested by Parent, the Company shall have negotiated, and caused its financial and legal advisors to negotiate, in good faith with Parent for a period of three (3) Business Days since the delivery of such notice to amend the terms of this Agreement to address the reasons for the proposed Change of Recommendation, and (C) if Parent delivers a written and binding offer to alter the terms of the Agreement during such three (3) Business Day period, the board of directors of the Company shall have concluded in good faith after consultation with the Company’s legal and financial advisors that the failure of the board of directors to effect a Change of Recommendation would still be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law.
(d) Nothing contained in this Agreement shall prohibit the Company or the board of directors of the Company from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Change of Recommendation unless the board of directors of the Company expressly and concurrently reaffirms the Company Recommendation.
(e) As used in this Agreement, “Competing Proposal” shall mean any bona fide proposal (other than a proposal or offer by Parent or any of its subsidiaries) relating to any direct or indirect (i) merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any of its subsidiaries, whose assets individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company and its subsidiaries as determined on a book-value basis; (ii) the acquisition by any person of fifteen percent (15%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition by any person of fifteen percent (15%) or more of the issued and outstanding shares of Common Stock or (iv) any purchase, acquisition, tender offer or exchange offer that if consummated would result in any person beneficially owning fifteen percent (15%) or more of the Common Stock or any class of equity or voting securities of its subsidiaries whose assets, individually or in the aggregate, constitute fifteen percent (15%) or more of the consolidated assets of the Company and its subsidiaries as determined on a book-value basis.

(f) As used in this Agreement, “Superior Proposal” shall mean a written Competing Proposal (with all percentages in the definition of Competing Proposal increased to fifty (50%)) on terms that the board of directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, and taking into account all the terms of the Competing Proposal (including the conditionality and the timing), are more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Parent to amend the terms of this Agreement pursuant to and in accordance with Section 6.6(c) or Section 8.1(g), as applicable).
Section 6.7 Directors’ and Officers’ Indemnification and Insurance.
(a) Parent and Acquisition Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of any Indemnitee as provided in the articles or certificates of incorporation or by- laws (or comparable organization documents) of the Company or any of its subsidiaries or affiliates or in any indemnification agreement listed in Section 6.7(a) of the Company Disclosure Letter (the “Indemnity Agreements”) shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses (subject to the person to whom expenses are advanced providing an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law and as required by: (A) the Amended and Restated Articles of Incorporation or By-laws (or equivalent organizational documents) of the Company or any of its subsidiaries or affiliates as in effect on the date of this Agreement and (B) any Indemnity Agreement, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(A) and (B) above in any manner that would adversely affect the rights thereunder of any Indemnitees. The Company has made available to Parent true and complete copies of the Indemnity Agreements.
(b) Without limiting the provisions of Section 6.7(a), during the period commencing as of the Effective Time and ending on the sixth anniversary of the Effective Time, Parent, the Surviving Corporation and its subsidiaries and affiliates will, to the fullest extent permitted by law: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its subsidiaries; or (B) the Merger, the Merger Agreement and any transactions contemplated hereby; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including reasonable attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified, in each case, if such Indemnitee is entitled to indemnification or advancement of expenses as of the date of this Agreement pursuant to the Company’s or any of its subsidiary’s certificate of incorporation, bylaws, or other similar governing documents or any applicable Indemnity Agreements. Notwithstanding anything to the contrary contained in this Section 6.7(b) or elsewhere in this Agreement, (i) neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.7(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation and (ii) the Indemnified Parties as a group shall retain only one law firm to represent them with respect to each matter.
(c) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”) for the benefit of the Indemnified Parties who are currently insured by the D&O Insurance, in each case for a claims reporting or discovery period of six (6) years from and after the Effective Time with respect to any events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under the Company’s existing policies. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as (i) the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Notwithstanding anything to the contrary in the foregoing, in each case, in no event shall Parent and the Surviving Corporation be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.7 applies shall be third party beneficiaries of this Section 6.7. The provisions of this Section 6.7 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this Section 6.7.
(e) The rights of each Indemnitee under this Section 6.7 shall be in addition to any rights such person may have under the articles of incorporation or bylaws of the Company, the Surviving Corporation or any of its subsidiaries, or under any applicable Law or insurance policy or under any agreement of any Indemnitee with the Company or any of its subsidiaries.
(f) Notwithstanding anything contained in Section 9.1 or Section 9.6 hereof to the contrary, this Section 6.7 shall survive the consummation of the Merger in accordance with its terms and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall succeed to the obligations set forth in this Section 6.7.
Section 6.8 Notification of Certain Matters; Litigation relating to Merger. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, (iii) any request received by such party from any Governmental Authority for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Law applicable to the Merger, (iv) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at the Effective Time such that the applicable condition to closing set forth in Article VII would, or would reasonably be expected to, fail to be satisfied or (y) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied such that the applicable condition to closing set forth in Article VII would, or would reasonably be expected to, fail to be satisfied, (v) any failure of the notifying party to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (vi) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, on the notifying party; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In the event of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, each party shall keep the other party reasonably informed regarding any such actions, suits, claims, investigations or proceedings, and each party shall give the other parties hereto the opportunity to consult with it regarding the defense or settlement of any such actions, suits, claims, investigations or proceedings and shall give due consideration to the other party’s advice with respect to such actions, suits, claims, investigations or proceedings.
Section 6.9 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by obligations pursuant to any listing agreement with NASDAQ to which Parent or the Company is a party. With respect to any communications to be delivered orally, including by conference call or webcast, this Section 6.9 shall be deemed satisfied if, to the extent practicable, the disclosing party gives reasonable advance notice of such disclosure to the other party, including copies of any talking points, scripts or similar documents, and consults with the other party and considers in good faith any comments by such other party with respect thereto; provided, that the prior agreement of the other party shall be required with respect to such disclosures to the extent that the non-disclosing party reasonably determines that any disclosure would be materially averse to the non-disclosing party. Notwithstanding the foregoing, the restrictions set forth in this Section 6.9 shall not apply to any public statement made or proposed to be made by the Company in connection with or following a Change of Recommendation in accordance with Section 6.6(c).
Section 6.10 Employee Matters.
(a) During the one-year period commencing on the Effective Date, Parent or its applicable affiliates shall provide or shall cause the Surviving Corporation to provide Company Employees compensation and benefits that are, in the aggregate, no less favorable than the compensation and benefits (other than equity-based benefits) provided to Company Employees immediately prior to the Effective Time. Base compensation for Company Employees during such one-year period shall not be reduced so long as such employee remains employed after the Effective Time.

(b) Without limiting paragraph (a) of this Section 6.10, (i) during the one-year period commencing on the Effective Date, Parent shall provide or shall cause the Surviving Corporation to provide to Company Employees who experience a termination of employment severance benefits that are, in the aggregate, no less favorable than the severance benefits provided to Company Employees immediately prior to the Effective Time.
(c) For purposes of eligibility and vesting under the Company Benefit Plans or any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of Parent or its applicable affiliates, the Company, the Company subsidiaries and their respective affiliates providing benefits to any Company Employees after the Closing (the “New Plans”), and for purposes of accrual of vacation and other paid time off and severance benefits under New Plans, each Company Employee shall be credited with his or her years of service with the Company, the Company subsidiaries and their respective affiliates before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent or its applicable affiliates shall cause all pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent or its applicable affiliates shall cause any eligible expenses incurred by such employee and his or her covered dependents under any Company Benefit Plan during the portion of the plan year of the New Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d) Parent shall cause the Surviving Corporation to honor the terms of all employment agreements disclosed in the Company SEC Documents or otherwise disclosed to Parent and all as listed in Section 6.10(d) of the Company Disclosure Letter.
(e) Parent acknowledges and agrees that the occurrence of the Effective Time shall constitute a “change in control” (or similar phrase) for purposes of all Company Benefit Plans in which the term is relevant.
(f) No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise limit the right of Parent, the Surviving Corporation or their respective affiliates to amend, modify or terminate any such employee benefit plan or the employment of any employee of the Company or its subsidiaries.

Section 6.11 Financing Cooperation. The Company shall and shall cause its subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees and advisors, including legal and accounting, of the Company and its subsidiaries to at Parent’s sole expense, reasonably cooperate on a timely basis in connection with the arrangement of any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company shall include, at the reasonable request of Parent, (i) agreeing to enter into such agreements, and to use reasonable best efforts to deliver such officer’s certificates, as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate, and agreeing to pledge, grant security interests in, and otherwise grant liens on, the Company’s assets pursuant to such agreements as may be reasonably requested and otherwise facilitating the pledging of collateral, provided that no obligation of the Company under any such agreement, pledge or grant shall be effective until the Effective Time, (ii) subject to recipients of any such information entering into customary arrangements for confidentiality that are substantially similar to the provisions in the Confidentiality Agreement or reasonably acceptable to the Company, providing financial and other information regarding the Company and its subsidiaries as may be reasonably requested, making the Company’s senior officers available to assist the Parent in raising debt financing in connection with the transactions contemplated by this Agreement, including (A) participating in meetings, presentations, road shows, due diligence sessions and sessions with ratings agencies and (B) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents necessary, proper of advisable in connection with arranging such debt financing, and (iii) otherwise reasonably cooperating in connection with the arranging and consummation of any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement. Parent shall promptly reimburse the Company for any expenses and costs incurred in connection with the Company’s or its subsidiaries’ obligations under this Section 6.11 and shall indemnify and hold harmless the Company and its subsidiaries and their respective directors, officers, employees, agents and other Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of any debt financing that Parent may raise in connection with the transactions contemplated by this Agreement and any information utilized in connection therewith (other than information provided by the Company or any of its subsidiaries, or any of their respective directors, officers, employees, agents and other Representatives), except to the extent such losses, damages, claims, costs or expenses are a result of the gross negligence or willful misconduct of the Company, its subsidiaries or any of their respective directors, officers, employees, agents and Representatives. Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with any such debt financing prior to the Effective Time.
Section 6.12 No Control of the Company’s Business. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 6.13 Rule 16b-3. Prior to the Effective Time, the Company shall take all such actions, if any, as may be necessary or appropriate to ensure that the dispositions and acquisitions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to the reporting requirements of Section 16 of the Exchange Act with respect to the Company, are exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.14 Anti-Takeover Laws. In the event that any state “anti-takeover” or other similar Law (including any “fair price,” “business combination,” “moratorium” or “control share acquisition” statute) is or purports to become applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub and their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to eliminate the effect of such Law on this Agreement and the transactions contemplated hereby.
ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company and Parent to consummate the Merger are subject to the satisfaction or waiver by the Company and Parent of the following conditions:
(a) the Requisite Stockholder Approval shall have been obtained in accordance with the IBCA and the rules and regulations of NASDAQ;
(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and any required action or non-action, consent or approval from any Governmental Authority pursuant to any other Antitrust Law shall have been obtained; and
(c) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order which is then in effect and has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting the consummation of the Merger.

Section 7.2 Conditions to the Obligations of Parent. The obligations of Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver by Parent of the following further conditions:
(a) (i) the representations and warranties of the Company contained in Section 4.4 (Authority Relative to Agreement) shall be true and correct in all material respects as of the date hereof and as of the Effective Time with the same effect as though made as of such date, (ii) the representations and warranties of the Company contained in Sections 4.3 (Capitalization) (subject to deviations that would not result in the sum of (I) the Aggregate Merger Consideration and (II) the aggregate Option Cash Payments for unvested Company Options at the Closing payable pursuant to Section 3.3(c) being in excess of $4,000,000 more than such amount in the absence of any deviations), and clause (ii) of Section 4.9 (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Effective Time with the same effect as though made as of such date, and (iii) each of the representations and warranties of the Company contained in this Agreement (except for the representations referenced in the foregoing clauses (i) and (ii)), without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, shall be true and correct as of the date hereof and as of the Effective Time with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(b) the Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time; and
(c) the Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its chief executive officer or another senior executive officer on behalf of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
Section 7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company of the following further conditions:
(a) each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement, without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b) Parent and Acquisition Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time; and
(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its chief executive officer or another senior executive officer on behalf of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
Section 8.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval, as follows:
(a) by mutual written consent of each of Parent and the Company;
(b) by either Parent or the Company, if (i) the Effective Time shall not have occurred on or before February 29, 2012 (the “Termination Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;
(c) by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the breach in any respect of such party (and in the case of Parent, including Acquisition Sub) of its obligations under this Agreement;
(d) by Parent or the Company if the Requisite Stockholder Approval shall not have been obtained at a duly held Stockholders’ Meeting or at any adjournment or postponement thereof at which this Agreement has been voted upon;
(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured on or before the Termination Date or, if curable, is not cured by Parent within thirty (30) days of receipt by Parent of written notice of such breach or failure; provided, that the Company is not then in breach of the Agreement such that any of the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied;
(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured on or before the Termination Date or, if curable, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, that Parent or Acquisition Sub is not then in breach of the Agreement such that any of the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied;

(g) by the Company prior to receipt of the Requisite Stockholder Vote and subject to the provisions of Section 6.6, in order to enter into a transaction that is a Superior Proposal, if (i) the Company’s board of directors duly authorizes the Company to enter into a definitive agreement with respect to a unsolicited written Competing Proposal that did not result from a breach of any of the provisions of Section 6.6, (ii) the board of directors of the Company has concluded in good faith, after consultation with the Company’s legal and financial advisors, that such Competing Proposal is a Superior Proposal and that the failure to terminate this Agreement under this Section 8.1(g) would be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, (iii) the Company shall have given Parent at least three (3) Business Days prior written notice of the board’s determination that such Competing Proposal is a Superior Proposal, the material terms of the Superior Proposal and the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) to enter into a definitive agreement with respect to such Superior Proposal (which notice shall be accompanied by a copy of the proposed transaction agreements with the party making such Superior Proposal (and any other related material documents)), (iv) if requested by Parent, the Company has negotiated, and caused its financial and legal advisors to negotiate, in good faith with Parent for a period of three (3) Business Days since the delivery of such notice to amend the terms of this Agreement (it being understood and agreed that such three (3) Business Day period may be the same three (3) Business Day period contemplated by Section 6.6(c)), (v) if Parent delivers a written and binding offer to alter the terms of the Agreement during such three (3) Business Day period, the board of directors of the Company shall have concluded in good faith after consultation with the Company’s legal and financial advisors that such Competing Proposal remains a Superior Proposal and that the failure to terminate this Agreement under this Section 8.1(g) would still be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law, and (vi) concurrently with or immediately after any termination pursuant to this Section 8.1(g), the Company enters into the definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.1(g), and any purported termination pursuant to this Section 8.1(g) shall be void and of no force or effect, unless the Company pays to Parent the Company Termination Fee (as defined in Section 8.3(a)) in accordance with Section 8.3(a) prior to or concurrently with such termination pursuant to this Section 8.1(g); and provided, further, that in the event of any revision to any financial or other material term of such Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 8.1(g) with respect to such new written notice (with the applicable three (3) Business Day period changed to a two (2) Business Day period in such event). If, within the three (3) Business Day period following delivery of any such notice, Parent makes an offer that the board of directors of the Company determines in good faith after consultation with the Company’s legal and financial advisors causes the Competing Proposal to cease to be a Superior Proposal, then the notice of intent to terminate pursuant to this Section 8.1(g) shall be deemed rescinded and of no further force and effect; or
(h) by Parent, if the board of directors of the Company or any committee thereof shall have effected a Change of Recommendation.

Section 8.2 Effect of Termination.
If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, except as otherwise provided in this Agreement, if such termination shall result from the intentional and knowing breach by either party of this Agreement, such party shall be fully liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other party as a result of such intentional and knowing breach. The Confidentiality Agreement, the Guaranty and the provisions of this Section 8.2, Section 8.3, Section 8.6, Section 9.1, Section 9.7, Section 9.8, Section 9.9 and Section 9.11 shall also survive any termination hereof pursuant to Section 8.1.
Section 8.3 Termination Fees.
(a) If
(i) (x) prior to the termination of this Agreement, any Competing Proposal (for purposes of this subsection, substituting 50% for the 15% thresholds set forth in the definition of Competing Proposal) (a “Qualifying Transaction”) is publicly proposed or publicly disclosed prior to, and not publicly withdrawn at or prior to the time of, the Stockholders’ Meeting or the date of termination, as the case may be, and (y) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.1(b) (but only if at such time Parent would not be prohibited from terminating this Agreement by application of Section 8.1(b)(ii)) or Section 8.1(d) or (2) by Parent pursuant to Section 8.1(f) and (z) within twelve (12) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and consummated (whether or not with the person, or any affiliate thereof, who made the Competing Proposal existing at the date of such Stockholders’ Meeting or termination, as the case may be);
(ii) this Agreement is terminated by the Company pursuant to Section 8.1(g); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(h), or by Parent or Company pursuant to any other provision of Section 8.1 at any time after Parent was entitled to terminate this Agreement pursuant to Section 8.1(h), then in any such event the Company shall pay to Parent a fee of $15,000,000 in cash (the “Company Termination Fee”), and the Company shall (subject to the provisions of Section 8.2) have no further liability to Parent with respect to this Agreement or the transactions contemplated hereby, such payment to be made in the case of (x) termination pursuant to Section 8.3(a)(i), in advance of or concurrently with the first to occur of the execution or consummation of such Qualifying Transaction, (y) termination by the Company pursuant to Section 8.3(a)(ii) or (iii), in advance of or concurrently with the termination of this Agreement, provided that such termination shall be deemed to have occurred only upon the expiration of the applicable three (3) Business Day notice period, or (z) termination by Parent pursuant to Section 8.3(a)(iii), within two (2) Business Days after such termination; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.3(a) on more than one occasion. Any such payment shall be reduced by any amount as may be required to be deducted or withheld therefrom under applicable Tax Law.
(b) The parties hereto agree that the agreements contained in Section 8.3(a) are integral parts of the transactions contemplated by this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay Parent the amounts due under such Section 8.3(a) within the time periods specified therein, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in the New York City edition of The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.
Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the adoption and approval of this Agreement and the Merger by stockholders of the Company, there shall not be any amendment that by Law or in accordance with the rules of NASDAQ requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6 Expenses; Transfer Taxes.
(a) All Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, except that Parent and the Company shall each pay, whether or not the Merger or any other transaction is consummated, fifty percent (50%) of the Expenses incurred in connection with (i) the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, (ii) the solicitation of stockholder approvals, (iii) engaging the services of the Paying Agent and (iv) obtaining third party consents. Parent shall pay, whether or not the Merger or any other transaction is consummated, the Expenses incurred in connection with the filing of any required notices under the HSR Act or other Antitrust Laws and any filing with, and obtaining of any necessary action or non-action, consent or approval from, any Governmental Authority pursuant to any Antitrust Law.
(b) Notwithstanding anything to the contrary contained herein, Parent shall pay all documentary, sales, use, real property transfer, real property gains, registration, value added, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby, and shall file all Tax Returns related thereto, regardless of who may be liable therefor under applicable Law.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any certificate delivered pursuant hereto by any person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.7 and Section 6.10.
Section 9.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
if to Parent:
Blackhawk Acquisition Parent, LLC
c/o One Equity Partners IV, L.P.
320 Park Avenue
New York, New York 10022
Phone: (212) 270-7689
Fax: (917) 464-7716
E-mail: judah.a.shechter@jpmorgan.com
Attention: Judah A. Schecter

with a copy to (which shall not constitute notice):
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Phone: (212) 698-3500
Fax: (212) 698-3599
E-mail: derek.winokur@dechert.com
Attention: Derek Winokur, Esq.
if to the Company:
APAC Customer Services, Inc.
2201 Waukegan Road, Suite 300
Bannockburn, IL 60015
Phone: (847) 236-5452
Fax: (847) 236-5451
E-mail: rbnachwalter@apacmail.com
Attention: General Counsel
with copy to (which shall not constitute notice):
Kirkland & Ellis LLP
300 N. LaSalle Drive
Chicago, Illinois 60654
Phone: (312) 862-2000
Fax: (312) 862-2200
E-Mail: kurt.vonmoltke@kirkland.com
Attention: H. Kurt von Moltke, P.C.

Section 9.3 Interpretation; Certain Definitions. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. All references to “dollars” or “$” refer to currency of the United States of America.
Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.
Section 9.5 Assignment. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto; provided, however, that Parent may assign this Agreement to an affiliate thereof (including, for the avoidance of doubt, NCO Group, Inc.); provided that, upon such assignment, Parent shall remain jointly and severally liable with its applicable affiliate to the Company and its subsidiaries for performing all of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement, except for the provisions of Section 6.7 hereof (which upon the Effective Time are intended to benefit the Indemnitees) is not intended to and shall not confer upon any person other than the parties hereto rights or remedies hereunder; provided, however, that following the Effective Time, each holder of Common Stock or Company Options shall be entitled to enforce the provisions of Article I to the extent necessary to receive the portion of the Merger Consideration to which such holder is entitled pursuant to Article III. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Illinois, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.
Section 9.8 Specific Performance.
The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
Section 9.9 Consent to Jurisdiction.
(a) Each of the Parent, Acquisition Sub and the Company hereby irrevocably submits to the exclusive jurisdiction of the state court of the State of Illinois located in Cook County, Illinois or the Federal court sitting in Cook County in the State of Illinois for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in such court.

(b) Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.9 shall affect the right of any party to serve legal process in any other manner permitted by Law, (b) consents to submit itself to the personal jurisdiction of any court of the State of Illinois located in Cook County, Illinois or a Federal court sitting in Cook County in the State of Illinois in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the State of Illinois located in Cook County, Illinois or a Federal court sitting in Cook County in the State of Illinois. Each of Parent, Acquisition Sub and the Company agrees that a non-appealable judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLACKHAWK ACQUISITION PARENT, LLC
By:	/s/ Thomas Kichler
	Name:	Thomas Kichler
	Title:	Manager

BLACKHAWK MERGER SUB, INC.
By:	/s/ Thomas Kichler
	Name:	Thomas Kichler
	Title:	President

APAC CUSTOMER SERVICES, INC.
By:	/s/ Kevin T. Keleghan
	Name:	Kevin T. Keleghan
	Title:	Chief Executive Officer

Agreement and Plan of Merger Signature Page

Appendix A
As used in the Agreement, the following terms shall have the following meanings:
“Acquisition Sub” shall have the meaning set forth in the Recitals.
“Affiliate Contracts” shall have the meaning set forth in Section 4.26.
“Aggregate Merger Consideration” shall mean the sum of the Total Common Merger Consideration and the Total Vested Option Consideration.
“Agreement” shall have the meaning set forth in the Recitals.
“Antitrust Division” shall mean the Antitrust Division of the Department of Justice.
“Antitrust Laws” shall have the meaning set forth in Section 4.5(b).
“Book-Entry Shares” shall have the meaning set forth in Section 3.1(b).
“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.
“Articles of Merger” shall have the meaning set forth in Section 2.3(a).
“Capitalization Date” shall have the meaning set forth in Section 4.3(a).
“Certificates” shall have the meaning set forth in Section 3.1(b).
“Change of Recommendation” shall have the meaning set forth in Section 6.6(c).
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall have the meaning set forth in Section 3.1(a).
“Company” shall have the meaning set forth in the Recitals.
“Company Benefit Plan” shall have the meaning set forth in Section 4.12(a).
“Company Disclosure Letter” shall have the meaning set forth in Article IV.
“Company Employees” shall have the meaning set forth in Section 4.12(a).
“Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company Leases” shall have the meaning set forth in Section 4.20(b).
“Company Material Adverse Effect” means a material adverse effect on (x) the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole or (y) the ability of the Company to timely perform its obligations under and consummate the Merger and the other transactions contemplated by this Agreement; provided that a determination of whether there has been a Material Adverse Effect under clause (x) above shall not take into account any effect to the extent resulting from: (i) changes after the date hereof (including worsening of existing events) in general economic or political conditions or financial, credit or securities markets in general (including changes in interest or exchange rates) in any country or region in which the Company or any of its subsidiaries conducts business; (ii) any events, circumstances, changes or effects after the date hereof (including worsening of existing events) that generally affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes after the date hereof in Laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes in GAAP; (iv) after the date hereof, acts of war, armed hostilities, sabotage or terrorism or any escalation or worsening of any acts of war, armed hostilities, sabotage or terrorism; (v) the announcement or existence of, or any action taken that is expressly required to be taken by, this Agreement (including the demonstrable impact thereof on relationships, contractual or otherwise, with customers, suppliers and vendors) or any action taken by the Company at the written request of or with the written consent of Parent; (vi) any changes after the date hereof in the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions for any period ending after the date hereof (provided, that the facts, circumstances, events, changes, effects, developments or occurrences giving rise or contributing to a decrease in the market price or trading volume of shares of Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions may be taken into account in determining whether there has been a Material Adverse Effect); or (vii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement; provided, that the effect of such changes or actions described in clauses (i) through and including (iv) above shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its subsidiaries relative to other participants in the industries in which the Company and/or its subsidiaries operate.
“Company Material Contract” shall have the meaning set forth in Section 4.16(a).
“Company Option” shall mean each outstanding option to purchase shares of Common Stock under any of the Company Plans.
“Company Plans” shall mean the Company’s Amended and Restated 2005 Incentive Stock Plan or the Company’s Second Amended and Restated 1995 Incentive Stock Plan.
“Company Permits” shall have the meaning set forth in Section 4.6.
“Company Recommendation” shall have the meaning set forth in Section 6.3.
“Company SEC Documents” shall have the meaning set forth in Section 4.7(a).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(a).
“Competing Proposal” shall have the meaning set forth in Section 6.6(e).
“Confidentiality Agreement” shall mean the confidentiality agreement dated June 7, 2011 between One Equity Partners IV, L.P. and the Company.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.
“D&O Insurance” shall have the meaning set forth in Section 6.7(c).
“Director Option” shall mean a Company Option awarded to a non-employee director of the Company.
“Dissenting Shares” shall have the meaning set forth in Section 3.5.
“Effective Time” shall have the meaning set forth in Section 2.3(a).
“Employee Option” shall mean a Company Option that is not a Director Option.
“Environmental Law” shall mean any and all Laws enacted prior to the Closing Date and in effect on the Closing Date that regulate the protection or clean up of the environment; the treatment, storage, transportation, handling, packaging, labeling, disposal or release of, or exposure to, any Hazardous Substances; or the protection of occupational health and safety to the extent relating to the management or exposure to harmful or deleterious substances in the workplace.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall have the meaning set forth in Section 4.12(d).
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Fund” shall have the meaning set forth in Section 3.2(a).
“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf.
“GAAP” shall mean the United States generally accepted accounting principles.
“Governmental Authority” shall mean any United States (federal, state, local or municipal) or foreign government or political subdivision, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, agency, commission or body or self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Guarantor” shall mean One Equity Partners IV, L.P.
“Guaranty” shall have the meaning set forth in the Recitals.
“Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning and regulatory effect, including petroleum, polychlorinated biphenyls and asbestos.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“IBCA” shall have the meaning set forth in the Recitals.
“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director or employee of the Company or served on behalf of the Company as an officer, director or employee of any of the Company’s subsidiaries, in their capacity as such and not as stockholder or option holder of the Company, and the heirs, executors, trustees, fiduciaries and administrators of such officer, director or employee.
“Indemnity Agreements” shall have the meaning set forth in Section 6.7(a).
“Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).
“IRS” shall mean the Internal Revenue Service.
“IT Assets” shall have the meaning set forth in Section 4.14(d).
“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after reasonable due investigation of any matter: (i) for the Company: Kevin Keleghan, Andrew Szafran, Robert Nachwalter, and Arthur DiBari and (ii) for Parent: Thomas Kichler, Colin Farmer, Steven Lunau and Henry Briance.
“Law” shall mean any and all laws, statutes, rules, regulations, principles of common law, requirements, resolutions, standard, guidance, policy, orders, awards, judgments or decrees promulgated by any Governmental Authority.
“Lien” shall mean liens, licenses, adverse rights, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.
“Material Customers” shall have the meaning set forth in Section 4.24.
“Material Vendors” shall have the meaning set forth in Section 4.24.
“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.
“NASDAQ” shall mean the Nasdaq Stock Market.
“New Plans” shall have the meaning set forth in Section 6.10(c).
“Option Cash Payment” shall have the meaning set forth in Section 3.3(b).
“Order” shall mean any award decree, order, judgment, preliminary or permanent injunction, settlement, regulatory restriction, temporary restraining order or other order in any suit or proceeding by or with any Governmental Authority.
“Parent” shall have the meaning set forth in the Recitals.
“Parent Disclosure Letter” shall have the meaning set forth in Article V.
“Parent Material Adverse Effect” shall mean any change, effect or circumstance that is materially adverse to the ability of Parent to consummate the Merger and the other transactions contemplated by this Agreement.
“Parent Organizational Documents” shall have the meaning set forth in Section 5.2.
“Paying Agent” shall have the meaning set forth in Section 3.2(a).
“Permitted Lien” shall mean (i) any Lien for Taxes not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (ii) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by the Company, (iii) such non-monetary Liens or other imperfections of title, if any, that do not materially detract from the value of assets subject thereto or materially impair the operations of the Company and its subsidiaries, including (A) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) rights of parties in possession, (C) any supplemental Taxes or assessments not shown by the public records and (D) title to any portion of the premises lying within the right of way or boundary of any public road or private road, (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations which are not violated by the current use or occupancy of such real property or the operation of the Company’s business or any violation of which would not have a Company Material Adverse Effect, (v) Liens disclosed on existing title reports or existing surveys, and (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business.

“person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
“Preferred Stock” shall have the meaning set forth in Section 4.3(a).
“Proxy Statement” shall have the meaning set forth in Section 6.2(a).
“Qualifying Transaction” shall have the meaning set forth in Section 8.3(a)(i).
“Representatives” shall have the meaning set forth in Section 6.5(a).
“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.18.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.
“SEC” shall mean the Securities and Exchange Commission.
“Secretary of State” shall have the meaning set forth in Section 2.3(a).
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Stockholders’ Meeting” shall have the meaning set forth in Section 6.3.
“subsidiary” of any person, means any corporation, partnership, limited liability company, joint venture, trust, association or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, (i) 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or (ii) if there are no such voting interests, 50% or more of the equity interests in such corporation, partnership, limited liability company, joint venture, trust, association or other entity, provided that A Pacific Customer Services Phils., Inc., shall be a subsidiary of the Company.
“Superior Proposal” shall have the meaning set forth in Section 6.6(f).
“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Tax” or “Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; customs’ duties, tariffs, and similar charges.

“Tax Returns” shall mean returns, reports and information statements, including any amendments, supplements, or schedules or attachments thereto, with respect to Taxes required to be filed with the IRS or any other governmental or taxing authority, domestic or foreign, including consolidated, combined and unitary tax returns.
“Termination Date” shall have the meaning set forth in Section 8.1(b).
“Total Common Merger Consideration” shall mean the product of (x) the number of shares of Common Stock (including Unvested Restricted Shares) issued and outstanding (other than those shares canceled or retired pursuant to Section 3.1(a)) immediately prior to the Effective Time and (y) the Merger Consideration.
“Total Vested Option Consideration” shall mean an amount equal to the product of (A) the Merger Consideration and (B) the number of shares of Common Stock subject to all vested Company Options as of the Effective Time, less an amount equal to the aggregate exercise price of such outstanding vested Company Options.
“Unvested Restricted Share” means an outstanding share of restricted Common Stock granted pursuant to the Company Plan.
“Voting Agreement” shall have the meaning set forth in the Recitals.